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                     April 14, 2023

       Michael Rolnick
       Chief Executive Officer
       Chain Bridge I
       330 Primrose Road, Suite 500
       Burlingame, CA 94010

                                                        Re: Chain Bridge I
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed April 6, 2023
                                                            File No. 001-41047

       Dear Michael Rolnick:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Dan J. Espinoza